Exhibit 10.63

[PINNACLE SYSTEMS, INC. LETTERHEAD]

Offer Letter and Employment Contract dated June 28, 2002
between Pinnacle Systems, Inc. and Mark L. Sanders

June 28, 2002

Mr. Mark Sanders
280 N. Bernardo
Mountain View, CA 94043

Dear Mark:

I am pleased to offer you this letter to memorialize your current employment terms with Pinnacle Systems, Inc. (the “Company”). Your work with the Company pursuant to the terms and conditions of this letter shall commence on July 1, 2002 (the “Effective Date”). While employed, you shall report to the Board of Directors (“Board”) of the Company and shall have such duties and responsibilities as the Board may from time to time require.

Your employment with the Company pursuant to this letter (the “Employment Term”) shall commence on the Effective Date and continue, unless otherwise terminated earlier, for a period of one year (the “First Term”). The Board intends to review your status as an employee prior to the end of each Term. The Employment Term will automatically be extended for up to three (3) additional one-year terms (the “Second Term”, the “Third Term” and the “Fourth Term”) unless the Board or a designee of the Board notifies you otherwise at least thirty (30) days prior to the expiration of the then current term. At the expiration of such term, or upon the expiration of the Fourth Term in the case your service with the Company is not terminated earlier, your employment pursuant to this letter will immediately terminate.

During the Employment Term, you will also continue to serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

While employed by the Company, you shall receive as compensation for your services a base salary at the annualized rate of three hundred and sixty thousand dollars ($360,000) for the First Term, a base salary at the annualized rate of two hundred and forty thousand dollars ($240,000) for the Second Term and a base salary at the annualized rate of one hundred twenty thousand dollars ($120,000) for both the Third Term and Fourth Term. Your salary shall be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding. The Board has agreed that you have no obligation to work a minimum number of hours in order to receive this salary, therefore, you will receive the aforementioned base pay for each Term regardless of the amount of time you spend on company business.

During your employment hereunder, you shall continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability and life insurance plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. However, since your role will be advisory only, you will not be included in the management bonus program. Also, since you have no obligation to spend a minimum number of hours on company business, beginning on the Effective date you will no longer accrue paid time off and your current accrued PTO balance will be paid in full.

The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies.

If your service as Chairman or employment with the Company during the Employment Term terminates other than (i) for “Cause” (as defined herein) by the Company or (ii) voluntarily by you, then (A) you shall be entitled to receive pay in an amount equal to the salary you would have received had you continued to provide services through the expiration of the Fourth term, paid quarterly (B) your stock options will continue to vest as long as you remain Chairman or as a member of the Board of Directors (C) the Company will pay your COBRA premiums (to the extent you are eligible) until the earlier of (y) the expiration of the applicable term at the time of termination or (z) you obtain other employment which provides comparable medical benefits.

For purposes of this letter, “Cause” is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee of the Company, (ii) your conviction of, or plea of nolo contendere to, a felony, or (iii) your gross misconduct.

If your service as Chairman or employment with the Company terminates (i) voluntarily by you or (ii) for Cause by the Company, then you shall only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

You agree to maintain the confidentiality of all confidential and proprietary information of the Company and understand that the Confidential Information and Inventions Assignment Agreement you entered into on August 30, 1994 remains effective during the Employment Term. Further, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

This letter, the documents incorporated herein by reference and the Confidential Information and Inventions Assignment Agreement dated August 30, 1994 represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records.

Sincerely, PINNACLE SYSTEMS, INC.

/s/ GLENN PENISTEN
Glenn Penisten Director, Chairman, Compensation Committee Pinnacle Systems, Inc.

Date: June 28, 2002

ACCEPTED AND AGREED TO:

/s/ MARK SANDERS
Mark Sanders

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